Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of INNO HOLDINGS INC.:

We hereby consent to the inclusion in this Registration Statement of INNO HOLDINGS INC. and its subsidiaries (the “Company”) on Form S-1 amendment No. 4 of our report dated February 7, 2023, except for Notes 13, as to which the date is May 8, 2023; Notes 11, 12 and 15 as to which the date is July 25, 2023; and Note 2 as to which the date is August 14, 2023, related to the Form S-1 amendment No. 4 with respect to our audit of the Company’s consolidated financial statements as of and for the years ended September 30, 2022 and 2021 which appears in this Registration Statement on Form S-1 amendment No. 4. Our report dated February 7, 2023, relating to the consolidated financial statements includes an emphasis paragraph relating to uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

Diamond Bar, California

October 20, 2023